EXHIBIT 99.1

Release Immediately

04-11-S

HERCULES CLOSES
BANK REFINANCING AND NOTE OFFERING

WILMINGTON, DE, APRIL 8, 2004 . . . Hercules Incorporated (NYSE: HPC) today announced the closing of the refinancing of its senior bank credit facility in the amount of $400 million of a new term loan and a $150 million committed revolving credit facility and the private offering of $250 million of 6 3/4% senior subordinated notes due 2029. The Company intends to use the proceeds of the bank refinancing and the note offering to refinance its existing bank credit facility and its 9.42% junior subordinated deferrable interest debentures due 2029, after the debentures are distributed to the holders of Hercules Trust I’s 9.42% trust preferred securities (NYSE: HPC PrA), and for general corporate purposes.

In connection with the refinancing of the debentures, the Company will cause Hercules Trust I to be dissolved, the debentures to be distributed to the holders of the trust preferred securities and notice of the redemption of the debentures to be given to the holders thereof. The redemption date will be May 10, 2004.

The senior subordinated notes have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold absent registration or an applicable exemption from the registration requirements.

# # # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

(continued)

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact: Investor Contact:	John S. Riley Allen A. Spizzo	(302) 594-6025 (302) 594-6491